Subsidiaries


ROO Media Corporation, a Delaware corporation and wholly owned subsidiary of the Company

ROO Media (Aust.) Pty Ltd., an Australia corporation and wholly owned subsidiary of the Company

ROO Broadcasting Ltd., an Australia corporation and wholly owned subsidiary of the Company

Undercover Media (Aust.) Pty Ltd., an Australia corporation and wholly owned subsidiary of the Company

ROO TV Pty Ltd., an Australia corporation and wholly owned subsidiary of the Company

Bickhams Media, Inc., a Delaware corporation and wholly owned subsidiary of the Company

VideoDome.com Networks, Inc., a wholly owned subsidiary of Bickhams Media, Inc. and a California corporation